CONTACT:           Mark Haugejorde
President
XFormity Technologies Inc.
Phone: (972) 661-1200

XFORMITY INTEGRATES EMPLOYMENT REPORTING IN ITS BUSINESS INTELLIGENCE SOLUTION WITH CHOICEPOINT SERVICES

DALLAS, Feb. 17, 2005 - XFormity Technologies Inc. (XFMY.OB) today announced an agreement with ChoicePoint Services Inc., Alpharetta, Ga., (NYSE:CPS) to provide XFormity's franchisee customer base with automated employment reporting, including background checks.

"We have been a highly satisfied customer of ChoicePoint, but this takes it to a new level of integration with advantageous economics," said Michael Roe, vice president of RGT Management of Memphis, Tenn., owner of 74 restaurants with brands such as Taco Bell, Pizza Hut Express, KFC, Long John Silver's, A&W and Huddle House. "XFormity's QSRx Suite continues to enhance operational performance that has led to direct cash flow improvement for our enterprise."

"Our company is fortunate to strategically align with industry leaders such as ChoicePoint," said Chris Ball, general manager of QSRx for XFormity. "Employment reporting fits very well into the new QSRx Coaching Plan, which has been developed with our customers as best practice management. We are now able to deliver timely, integrated data for the crucial labor component of the franchise operator."

About XFormity Technologies

XFormity Technologies Inc. designs and implements superior data solutions for large and mid-size clients, with a focus in the quick service restaurant industry. The company, along with its strategic partner SEI, is able to rapidly roll out flexible, extensible solutions to offer an immediate return on investment to the customer. More information about XFormity (OTC Bulletin Board: XFMY) is available at www.xformity.com.

Safe Harbor for Forward Looking Statements

The statements contained in this press release may include certain projections and forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve a number of risks and uncertainties. Such statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such expectations will be achieved and that actual results could differ materially from those described. Actual results of future operations of XFormity Technologies, Inc. may differ materially from those indicated by these forward looking statements as a result of various important factors, including, but not limited to, those discussed in the Risk Factors sections of reports filed by XFormity Technologies Inc. with the Securities and Exchange Commission.

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